Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

The Members

Merit Energy Company, LLC:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-187055, No. 333-189449) and Form S-8 (No. 333-178493) of Memorial Production Partners LP (the Partnership) of our report dated May 30, 2014, with respect to the Statements of Revenues and Direct Operating Expenses of the Oil and Gas Properties Under Contract for Purchase by Memorial Production Partners LP from Merit Energy for the years ended December 31, 2013, 2012 and 2011, which report appears in the Current Report on Form 8-K dated July 1, 2014.

/s/ KPMG LLP

Dallas, Texas

July 1, 2014